Exhibit 10.15.1

FIRST AMENDMENT TO THE

ARTHUR J. GALLAGHER & CO.

SUPPLEMENTAL SAVINGS AND THRIFT PLAN

(As Amended and Restated Effective January 1, 2008)

WHEREAS, Arthur J. Gallagher & Co., a Delaware corporation (the “Company”), maintains the Arthur J. Gallagher & Co. Supplemental Savings and Thrift Plan, as amended and restated effective January 1, 2008 (the “Plan”);

WHEREAS, pursuant to Section 9.1 of the Plan, the Company has reserved the power to amend the Plan by an instrument in writing which has been executed on its behalf by a duly authorized officer; and

WHEREAS, the Company desires to amend the Plan to permit Plan participants to convert the notional investment of their Plan accounts from units representing shares of common stock of the Company to any of the alternative investment funds available under the Plan.

NOW, THEREFORE, pursuant to the power of amendment contained in Section 9.1 of the Plan, the Plan is hereby amended as follows, effective July 1, 2009:

1. Section 4.1(c) of the Plan is hereby amended by deleting the last two sentences thereof and by inserting the following sentences in their place:

In his or her Share Deferral election, a Participant may elect whether restricted stock units, upon vesting, shall remain credited to the Participant’s Account as notional units representing shares of Gallagher Common Stock or whether such restricted stock units shall be converted to another notional investment option available under the Plan. After such restricted stock units are credited to a Participant’s Account, the manner in which notional earnings and losses are credited to such Account, including the right of the Participant to change the notional investment of such Account, shall be determined in accordance with Section 5.2.

2. Section 5.2(c) of the Plan is hereby amended in its entirety to read as follows:

(c) To the extent a Participant’s Account is credited with notional units representing shares of Gallagher Common Stock, each such notional unit shall have a value equal to the fair market value of a share of Common Stock. Upon the payment of a dividend by Gallagher on issued and outstanding shares of Common Stock, an amount equal to such per share dividend amount multiplied by the number of notional share units credited to each Participant’s Account shall be credited to the Account within 10 days after the dividend payment date and shall be deemed invested in an investment fund designated by the Plan Administrator for this purpose. Except as set forth in Section 4.1 of the Plan, no Participant shall be permitted to elect that any portion of such Participant’s Account be notionally invested in shares of Gallagher Common Stock. Each Participant whose Account has been credited with units representing shares of Gallagher Common Stock shall be permitted, in accordance with such procedures, conditions and limitations as may be prescribed by the Plan Administrator, to elect that such units be converted to one or more other notional investment alternatives available under the Plan.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer this 1st day of July, 2009.

ARTHUR J. GALLAGHER & CO.

By:	/s/ J. Patrick Gallagher
J. Patrick Gallagher, Chairman, President and Chief Executive Officer